Exhibit 10.1

AMENDMENT TO

BINDING TERM SHEET

Amendment to BINDING TERM SHEET (this “Amendment”), dated as of November 6, 2024, by and among Signing Day Sports, Inc., a Delaware corporation (the “Company”), Dear Cashmere Group Holding Company, a Nevada corporation (“DRCR”), James Gibbons (“Gibbons”), and Nicolas Link (together with Gibbons, the “Sellers”, and the Sellers, together with DRCR, the “DRCR Parties”). Each of the Company and the DRCR Parties are sometimes referred to in this Amendment individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. On September 18, 2024, the Parties entered into a binding term sheet, dated as of September 18, 2024, by and among the Parties (the “Term Sheet”), pursuant to which, subject to the terms and conditions set forth therein and in one or more stock purchase agreements to be entered into among the Company, DRCR, the Sellers and any additional stockholders of DRCR, the Company will acquire from the Sellers and any such additional stockholders of DRCR shares of DRCR common stock and preferred stock constituting between 95% and 99% of the issued and outstanding shares of DRCR’s share capital. In consideration for the acquired shares, the Sellers and the other stockholders of DRCR whose shares are acquired by the Company will be issued shares of the Company’s common stock constituting approximately 91.76% of the post-transaction shares of the Company’s common stock on an as-converted and fully-diluted basis, and the pre-transaction stockholders of the Company will hold approximately 8.24% of the Company’s post-transaction shares of common stock on an as-converted and fully-diluted basis, subject to certain assumptions and adjustments. 19.99% of the shares that the Company will issue to the Sellers and other stockholders of DRCR will be common stock and the remainder will be shares of Company preferred stock that will have no voting or dividend rights and that, upon approval by the Company’s stockholders, will automatically convert into such number of shares of Company common stock as is applicable based upon the percentage of the post-transaction shares of Company common stock that they are entitled to on an as-converted basis minus the shares of Company common stock issued to them by the Company upon the closing of the transaction contemplated by the Term Sheet (the “Closing”).

B. The Company and the DRCR Parties now intend to effect the Closing on or before November 22, 2024 as the Parties continue to work to complete required regulatory reviews and approvals, and the Parties wish to amend the Term Sheet accordingly.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties intending to be legally bound, hereby agree as follows.

1. Amendment. The section entitled “Closing Conditions” of the Term Sheet is hereby amended to amend and restate the last sentence thereof as follows: “The parties expect that the Closing will occur as soon as reasonably practicable and will use commercially reasonable efforts to effect the Closing on or before November 22, 2024.”

2. Effectiveness. The terms of this Amendment shall be effective as of the date first set forth above.

3. Entire Agreement. This Amendment constitutes the entire agreement and understanding among the Parties with regard to the subject matter hereof and supersedes any prior written or oral agreements. Any modifications to this Amendment must be in writing and signed by the Parties or their lawful successors or assigns.

4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first set forth above.

Signing Day Sports, Inc.

By:	/s/ Daniel D. Nelson
Name:	Daniel D. Nelson
Title:	Chief Executive Officer

Address:	8355 East Hartford Drive, Suite 100,
Scottsdale, AZ 85255

Dear Cashmere Group Holding Company

By:	/s/ James Gibbons
Name:	James Gibbons
Title:	Chief Executive Officer

James Gibbons

/s/ James Gibbons

Nicolas Link

/s/ Nicolas Link